                                                                                                                                                                                                                                                                     Exhibit 99.2

June 15, 2011 08:00 ET

Sharecare Furthers Commitment to Help People Lose Weight, Get Fit and Improve Health With Investment From New Evolution Ventures

ATLANTA, GA--(Marketwire - Jun 15, 2011) - Sharecare today announced that New Evolution Ventures (NeV), a global private equity firm focused on the health, wellness and fitness industries, has made an equity investment, joining founding partners Jeff Arnold, Dr. Mehmet Oz, Harpo Studios, Discovery Communications, Sony Pictures Television and HSW International to enhance Sharecare's ability to empower people to proactively improve their overall health.

In addition to the investment, Sharecare will acquire technology rights to dotFIT, one of the leading online nutrition, exercise and weight management applications, and the application that powers "Dr.Oz's Move It and Lose It" weight loss program. Sharecare will also acquire all content assets from the Health & Fitness Provider Network (HFPN), which includes pre-designed coaching programs, a recipe and anatomy library, trainer reference materials, fitness/exercise training videos and continuing education courses. With both dotFIT and HFPN, Sharecare expands its leadership footprint in the weight management market by adding internet-based weight loss programs, e-coaching and personal training.

"We are at the center of a global obesity epidemic and good health and overall wellness begins with weight management," said Jeff Arnold, chairman and chief architect of Sharecare. "NeV's commitment, along with continued addition of new Sharecare partners from the American Dietetic Association to the American Diabetes Association, provides the resources, tools and expanded reach necessary to battle this epidemic."

"Healthy living is at the core of our business and working with Sharecare strengthens that foundation," said Mark Mastrov, co-founder and chairman of NeV. "Our team has significant experience in the health and fitness space to complement the industry-leading online health team at Sharecare."

As part of the transactions, Sharecare will name Dr. Michael Clark chief science officer at Sharecare and will add Mark Mastrov to the board of directors. Dr. Clark is the chief executive officer of the National Academy of Sports Medicine (NASM). As one of the top physical therapists in the industry, Dr. Clark has rehabilitated, reconditioned and trained hundreds of professional and elite athletes and with the NASM has provided Sharecare users with expert advice and successful weight loss strategies. Mastrov founded 24-Hour Fitness Worldwide in 1983, which he grew to the world's largest fitness company with more than 420 clubs in the United States and Asia, more than 3.5 million members and revenues in excess of $1.5 billion at the time of its sale in 2005. In 2008, Mastrov co-founded NeV and has since built some of the world's best known International fitness brands, whose combined operations exceed 800 locations worldwide.

About Sharecare Launched in 2010 and based in Atlanta, GA, Sharecare's mission is to greatly simplify the search for high-quality healthcare information and answer the world's questions of health. Created by Jeff Arnold and Dr. Mehmet Oz, in partnership with Harpo Studios, HSW International, Sony Pictures Television, and Discovery Communications, the Sharecare interactive social Q & A platform allows people to ask, learn and act upon questions of health and wellness. The company's innovative approach provides a wide array of expert answers to each question ranging from hospitals to MDs to non-profits to healthcare companies to active health consumers, ultimately creating a community where healthcare knowledge is built, shared and put into practice.

About NeV Based in Northern California, New Evolution Ventures (NeV) is a private equity firm focused on the acquisition, development, management and operation of fitness, media and sports entities both domestically and internationally. Co-Founded in 2008 by Mark Mastrov, Jim Rowley and Mike Feeney, the current team of NeV professionals is shaping the world of fitness, media, and sports one brand at a time. With a foundation representing over a century of business experience, NeV currently has operations and investments in over 20 countries worldwide. For more information, please visit www.nev.com.